Exhibit 99.2

ENSERVCO to Participate at 14th Annual B. Riley & Co. Investor Conference and Barrington 8th Annual Spring Conference

DENVER, CO --(Marketwired - May 15, 2014) - ENSERVCO Corporation (NYSE MKT: ENSV), a provider of well-site services to onshore conventional and unconventional oil and gas industries, will participate in two investor conferences during the week of May 19, 2014.

Management will present at the 14th Annual B. Riley & Co. Investor Conference on Monday, May 19 at the Loews Santa Monica Hotel in Santa Monica, California. The presentation will be at 10:30 am Pacific in Arcadia E. Management also will conduct a series of one-on-one investor meetings on both Monday and Tuesday. For more information on the conference or registration information, visit www.brileyco.com. Registered conference attendees may request a one-on-one meeting through the B. Riley website.

On Wednesday, May 21, management will participate in the Barrington Research Spring Conference at the Four Seasons Hotel in Chicago. Management will conduct a full day of one-on-one and small group meetings with analysts and institutional investors.

About ENSERVCO
Through its various operating subsidiaries, ENSERVCO has emerged as one of the energy service industry's leading providers of hot oiling, acidizing, frac-water heating and fluid management services. The Company owns and operates a fleet of more than 230 specialized trucks, trailers, frac tanks and related well-site equipment. ENSERVCO serves customers in seven major domestic oil and gas fields, and operates in Colorado, Kansas, Montana, New Mexico, North Dakota, Oklahoma, Pennsylvania, Ohio, Texas, Wyoming and West Virginia. Additional information is available at www.enservco.com.

Contacts:
Pfeiffer High Investor Relations, Inc.
Geoff High
Phone 303-393-7044
Email: geoff@pfeifferhigh.com